Exhibit 95
Mine Safety Disclosures
The following disclosures are provided pursuant to Section 1503 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate coal mines regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act). The disclosures reflect United States (U.S.) mining operations only as the requirements of the Dodd-Frank Act and Item 104 of Regulation S-K do not apply to our mines operated outside the U.S.
Mine Safety Information.  Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a citation which describes the violation and fixes a time within which the operator must abate the violation. In some situations, such as when MSHA believes that conditions pose a hazard to miners, MSHA may issue an order removing miners from the area of the mine affected by the condition until hazards are corrected. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed, and as part of that process, are often reduced in severity and amount, and are sometimes dismissed. The number of citations, orders and proposed assessments vary depending on the size and type (underground or surface) of the mine as well as by the MSHA inspector(s) assigned to that mine. Since MSHA is a branch of the U.S. Department of Labor, its jurisdiction applies only to our U.S. mines. As such, the mine safety disclosures that follow contain no information for our Australian mines.
The table that follows reflects citations and orders issued to us by MSHA during the year ended December 31, 2011, as reflected in our systems. Due to timing and other factors, our data may not agree with the mine data retrieval system maintained by MSHA. The proposed assessments for the year ended December 31, 2011 were taken from the MSHA system as of February 23, 2012.
Additional information follows about MSHA references used in the table.

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Section 104 Citations: The total number of violations received from MSHA under section 104 of the Mine Act, which includes citations for health or safety standards that could significantly and substantially contribute to a serious injury if left unabated.

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Section 104(b)Orders: The total number of orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.

•
Section 104(d)Citations and Orders: The total number of citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory health or safety standards.

•	Section 104(e) Notices: The total number of notices issued by MSHA under Section 104(e) of the Mine Act for a pattern of violations that could contribute to mine health or safety hazards.

•	Section 110(b)(2)Violations: The total number of flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.

•	Section 107(a)Orders: The total number of orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an imminent danger existed.

•	Proposed MSHA Assessments: The total dollar value of proposed assessments from MSHA.

•	Fatalities: The total number of related fatalities.

Year Ended December 31, 2011

	Section 104 Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 104(e) Potential Pattern of Violations	Section 110(b)(2) Violations	Section 107(a) Orders	($) Proposed MSHA Assessments
Mine(1)								Fatalities
							(In thousands)
Western U.S. Mining
Caballo	17	—	—	—	—	—	7.4	—
El Segundo	38	—	—	—	—	—	16.7	—
Kayenta	74	—	4	—	—	—	60.8	1
Lee Ranch	23	—	—	—	—	—	12.8	—
North Antelope Rochelle	36	—	—	—	—	—	166.8	—
Rawhide	4	—	—	—	—	—	3.1	—
Twentymile (Foidel Creek)	217	—	2	—	—	—	289.2	—
Midwestern U.S. Mining
Air Quality	536	1	12	—	—	2	693.2	—
Air Quality South Wash Plant	2	—	—	—	—	—	0.5	—
Bear Run	29	—	—	—	—	—	11.6	—
Cottage Grove (Wildcat Hills-Cottage Grove Pit)	16	—	—	—	—	—	10.0	—
Farmersburg(2)	4	—	—	—	—	—	0.3	—
Francisco Surface(2)	11	—	—	—	—	—	9.0	—
Francisco Underground	477	1	5	—	—	1	463.2	—
Gateway	347	—	5	—	—	—	285.0	—
Gateway Prep Plant	10	—	—	—	—	—	1.1	—
Midwest Repair Facility (Columbia Maintenance Services)	4	—	—	—	—	1	1.0	—
Sage Creek(3)	3	—	—	—	—	—	0.3	—
Somerville Central	19	—	1	—	—	—	16.5	—
Viking - Corning	22	—	—	—	—	—	17.4	—
Viking - Knot Pit	3	—	—	—	—	—	5.6	—
Wild Boar	9	—	—	—	—	—	0.9	—
Wildcat Hills Underground	225	—	—	—	—	—	264.5	—
Willow Lake Central Preparation Plant	2	—	—	—	—	—	0.4	—
Willow Lake Portal	849	2	32	1	—	—	1,933.0	—

(1)
The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all mines are listed alphabetically within each of our U.S. mining segments.

(2)	Mine was closed as of January 1, 2011.

(3)	Mine has yet to commence operations.
On November 19, 2010, we received a written notice from MSHA that a potential pattern of violations existed at our Willow Lake Mine. On March 15, 2011, the Willow Lake Mine was notified by MSHA that it will not be considered for a Pattern of Violation notice pursuant to section 104(e)(1) of the Mine Act as a result of the mine’s progress during the evaluation period. On November 30, 2011, Willow Lake received a written notice from MSHA that a potential pattern of violations exists. In January 2012, MSHA began a complete review of the mine, which continues as of February 23, 2012.

  Pending Legal Actions. The Federal Mine Safety and Health Review Commission (the Commission) is an independent adjudicative agency that provides administrative trial and appellate review of legal disputes arising under the Mine Act. These cases may involve, among other questions, challenges by operators to citations, orders and penalties they have received from MSHA, or complaints of discrimination by miners under Section 105 of the Mine Act. The following is a brief description of the types of legal actions that may be brought before the Commission.

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Contests of Citations and Orders — A contest proceeding may be filed with the Commission by operators, miners or miners’ representatives to challenge the issuance of a citation or order issued by MSHA.

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Contests of Proposed Penalties (Petitions for Assessment of Penalties) — A contest of a proposed penalty is an administrative proceeding before the Commission challenging a civil penalty that MSHA has proposed for the violation contained in a citation or order.

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Complaints for Compensation — A complaint for compensation may be filed with the Commission by miners entitled to compensation when a mine is closed by certain withdrawal orders issued by MSHA. The purpose of the proceeding is to determine the amount of compensation, if any, due miners idled by the orders.

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Complaints of Discharge, Discrimination or Interference — A discrimination proceeding is a case that involves a miner’s allegation that he or she has suffered a wrong by the operator because he or she engaged in some type of activity protected under the Mine Act, such as making a safety complaint.

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Temporary Reinstatement Proceedings — Temporary reinstatement proceedings involve cases in which a miner has filed a complaint with MSHA stating he or she has suffered discrimination and the miner has lost his or her position.

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Emergency Response Plan (ERP) Dispute Proceedings — ERP dispute proceedings are cases brought before the Commission when an operator is issued a citation because it has not agreed to include a certain provision in its ERP.

The table that follows presents information by mine regarding pending legal actions before the Commission at December 31, 2011. Each legal action is assigned a docket number by the Commission and may have as its subject matter one or more citations, orders, penalties or complaints.

	Pending Legal Actions
	Number of Pending Legal Actions as of December 31, 2011			Legal Actions Initiated in 2011	Legal Actions Resolved in 2011
		Pre-Penalty Contests of Citations/Orders	Contests of Penalty Assessment

Mine(1)

Western U.S. Mining
Kayenta	6	3	3	3	3
Lee Ranch	—	—	—	1	1
North Antelope Rochelle	8	3	5	1	5
Rawhide	4	3	1	—	—
Twentymile (Foidel Creek)	30	—	30	13	20
Midwestern U.S. Mining
Air Quality	22	4	18	6	15
Air Quality South Wash Plant	1	—	1	—	—
Cottage Grove (Wildcat Hills-Cottage Grove Pit)	2	—	2	—	—
Francisco Surface	2	—	2	—	1
Francisco Underground	6	1	5	3	2
Gateway	24	15	9	15	7
Midwest Repair Facility (Columbia Maintenance Services)	2	2	—	2	—
Somerville Central	2	—	2	1	1
Vermilion Grove (Riola Complex Vermilion Grove Portal)	1	—	1	—	1
Viking - Corning	1	—	1	—	—
Wildcat Hills Underground	2	—	2	1	—
Willow Lake Portal	76	40	36	41	10

(1)
The definition of mine under section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us. Where applicable, we have parenthetically listed the name of the mine per the MSHA system. Also, all mines are listed alphabetically within each of our U.S. mining segments.